Exhibit 5.01

SILVESTRE LAW GROUP, P.C.

2629 Townsgate Road #215

Westlake Village, CA 91361

(818) 597-7552

Fax (805) 553-9783

April 29, 2021

Inspyr Therapeutics, Inc.

2629 Townsgate Road #215

Westlake Village, CA 91361

Ladies and Gentlemen:

We have acted as counsel to Inspyr Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up and 41,135,336 shares of Common Stock, $0.0001 par value per share issuable upon the conversion of the Company’s senior convertible debentures (the “Debentures”) as described in the Registration Statement, (“Shares”)”) (including Shares that the Company is registering based on a bona fide estimate that will be required pursuant to the variable rate conversion nature of the Debentures).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Debentures are duly and validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company upon conversion of the Debentures, pursuant to the terms of the Debentures, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Silvestre Law Group, P.C.

Silvestre Law Group, P.C.